Exhibit 5.1

SEWARD & KISSEL LLP
901 K Street, NW
Suite 800
Washington, DC 20001
Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

June [  ], 2021
Sprott Asset Management LP
Royal Bank Plaza, South Tower
200 Bay Street, Suite 2600
Toronto, Ontario, Canada M5J 2J1
Re: Sprott ESG Gold ETF Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel for Sprott Asset Management LP, the sponsor (“Sponsor”) of Sprott ESG Gold ETF, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of [          ] shares of beneficial interest of the Trust (the “Shares”).
As counsel for the Sponsor, we have participated in the preparation of the Trust's Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “Commission”) to be declared effective by the Commission pursuant to paragraph (a) of Section 8 the Securities Act (the “Registration Statement”) in which this letter is included as an exhibit.  We have examined the Trust’s Certificate of Trust and the Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”) and applicable amendments and supplements thereto and have relied upon such corporate records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.
Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Delaware.
We do not express an opinion with respect to any laws other than the laws of Delaware applicable to the due authorization, valid issuance and nonassessability of shares of beneficial interest of statutory trusts formed pursuant to the provisions of the Delaware Statutory Trust Act. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction. In addition, we do not express any opinion with respect to any laws, rules, regulations or orders concerning declared emergencies or the effect thereof on any opinion stated herein.  Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Sprott ESG Gold ETF
June [  ], 2021

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm therein.

Very truly yours,